The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 27, 2019

FORM OF PROSPECTUS SUPPLEMENT

(to Prospectus dated [             ], 20[     ])1

Center Coast Brookfield MLP & Energy Infrastructure Fund

Series                Preferred Shares

Liquidation Preference $          per Share

Investment Objective. Center Coast Brookfield MLP & Energy Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company. The Fund’s investment objective is to provide a high level of total return with an emphasis on distributions to shareholders. The “total return” sought by the Fund includes appreciation in the net asset value (“NAV”) of the Fund’s common shares and all distributions made by the Fund to its common shareholders, regardless of the tax characterization of such distributions, including distributions paid out of the distributions received by the Fund from its portfolio investments, but characterized as return of capital for U.S. federal income tax purposes as a result of the tax characterization of the distributions received by the Fund from the MLPs in which the Fund invests. See “Distributions” in the accompanying Prospectus. There can be no assurance that the Fund will achieve its investment objective.

The Offering. The Fund is offering for sale                shares of    % Series                Preferred Shares, par value 0.01 per share (“Series                Shares”). Investors in Series                Shares will be entitled to receive, when, as and if declared by, or under authority granted by, the Fund’s Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of    % per annum of the $        per share liquidation preference on the Series                Shares. Dividends and distributions on Series                Shares will be payable [quarterly] on [         ], [     ], [         ] and [                     ] in each year commencing on [         ], 20[     ]. The Series                Shares will rank on parity with any future preferred shares and senior to our common shares with respect to dividend and distribution rights and rights upon our liquidation.

Listing. The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “CEN.” As of                     , the last reported sale price for the Fund’s Common Shares on the NYSE was $         per Common Share, and the net asset value of the Fund’s Common Shares was $         per Common Share, representing a [discount/premium] to the net asset value of         %.

1 This document is a form of Prospectus Supplement for a “Preferred Shares” offering. In addition to the sections outlined in this form of Prospectus Supplement, each Prospectus Supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of Prospectus Supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such Prospectus Supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of Prospectus Supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual Prospectus Supplement used for the purposes of offering securities pursuant to the registration statement to which this form of Prospectus Supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual Prospectus Supplement, and should not be used or relied upon in connection with any offer or sale of securities.

[Application has been made to list Series                Shares on the                    . If the application is approved, the Series Shares are expected to commence trading on the                    under the symbol “                    ” within thirty days of the date of issuance.]

Investing in the Fund’s Common Shares involves certain risks. See “Risks” on page         of the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Fund	$	$

(notes on following page)

[The underwriters are expected to deliver the Series                 Shares in book-entry form through the Depository Trust Company on or about [             ], 20[     ].]

Prospectus Supplement dated [             ], 2019

(notes from previous page)

(1)     The aggregate expenses of the offering are estimated to be $        , which represents approximately $        per share.

Principal Investment Policies. The Fund seeks to achieve its investment objective by investing primarily in a portfolio of master limited partnerships (“MLPs”) and energy infrastructure companies. Under normal market conditions, the Fund will invest at least 80% of its Managed Assets (as defined in this Prospectus) in securities of MLPs and energy infrastructure companies. The Fund may invest up to 20% of its Managed Assets in unregistered or restricted securities, including securities issued by private energy infrastructure companies.

The Adviser intends to construct the Fund’s portfolio utilizing a three-pronged approach. The Adviser targets a “core” portfolio of MLPs and energy infrastructure companies that have (i) traditional fee-based businesses, (ii) high barriers to entry, (iii) low direct commodity price exposure and (iv) low demand elasticity or the potential for demand destruction. Examples include interstate pipelines, intrastate pipelines with long-term contracts and diversified revenue streams, and crude and gas storage and terminal facilities. In addition to this “core” portfolio, the Fund may invest a portion of its portfolio in shorter-term investments. These opportunistic transactions may be based on the Adviser’s view of factors including, but not limited to, market dislocations, projected trading demand imbalances, short-term market catalysts, commodity price volatility and interest rates and credit spreads along with other issuer-specific developments. Finally, the Fund intends to allocate up to 20% of its portfolio to private investment opportunities. At any given time the Fund anticipates making investments in a limited number of carefully selected private investments that the Fund may need to hold for several years. The Adviser believes it is uniquely positioned to analyze private investment opportunities sourced directly or co-investment opportunities made available to the Adviser by private equity firms or other sources. The breadth of Adviser personnel’s mergers and acquisitions background provides for a network of deep relationships with investment banking groups, management teams, private equity firms and significant shareholders seeking liquidity.

Entities commonly referred to as master limited partnerships or MLPs are generally organized under state law as limited partnerships or limited liability companies and treated as partnerships for U.S. federal income tax purposes. The Fund considers investments in MLPs to include investments that offer economic exposure to public and private MLPs in the form of equity securities of MLPs, securities of entities holding primarily general or limited partner or managing member interests in MLPs, securities that represent indirect investments in MLPs, including I-Shares (which represent an ownership interest issued by an affiliated party of a MLP) and debt securities of MLPs.

The Fund considers a company to be an “infrastructure company” if (i) at least 50% of its assets, income, sales or profits are committed to or derived from the development, construction, distribution, management, ownership, operation or financing of infrastructure assets; or (ii) a third party classification has given the company an industry or sector classification consistent with the infrastructure company designation. Infrastructure assets consist of those assets which provide the underlying foundation of basic services, facilities and institutions, including the production, processing, storage, transportation, manufacturing, servicing and distribution of oil and gas, petrochemicals and other energy resources, physical structures, networks, systems of transportation and water and sewage. The Fund considers an infrastructure company to be an “energy infrastructure company” if it (i) owns or operates, or is involved in the development, construction, distribution, management, ownership, operation or financing of, infrastructure assets within the energy sector, or (ii) provides material products or services to companies operating in the energy sector.

The Fund invests primarily in equity securities, but may invest up to 10% of its Managed Assets in debt securities. The Fund may, but is not required to, use various derivatives transactions in order to earn income or enhance total return, facilitate portfolio management and mitigate risks.

Adviser. Brookfield Public Securities Group LLC (“Brookfield” or the “Adviser”), a Delaware limited liability company and a registered investment adviser under Investment Advisers Act of 1940, as amended, serves as the investment adviser and administrator to the Fund. Founded in 1989, the Adviser is a wholly owned subsidiary of Brookfield Asset Management Inc. (TSX/NYSE: BAM; EURONEXT: BAMA), a leading global alternative asset manager focused on real estate, renewable power, infrastructure and private equity, with assets under management

of approximately $        billion as of                     . In addition to the Fund, the Adviser’s clients include financial institutions, public and private pension plans, insurance companies, endowments and foundations, sovereign wealth funds and high net worth investors. The Adviser also provides advisory services to several other registered investment companies, including other closed end funds. As of                    , the Adviser and its affiliates had approximately $         billion in assets under management. The Adviser’s principal offices are located at Brookfield Place, 250 Vesey Street, New York, New York 10281-1023.

Financial Leverage. The Fund currently intends to seek to enhance the level of its current distributions by utilizing financial leverage through borrowing, including loans from financial institutions, or the issuance of commercial paper or other forms of debt (“Borrowings”), through the issuance of Preferred Shares, through reverse repurchase agreements, dollar rolls or similar transactions or through a combination of the foregoing (collectively, “Financial Leverage”). The Fund may utilize Financial Leverage up to the limits imposed by the Investment Company Act of 1940, as amended. Under current market conditions, the Fund intends to utilize Financial Leverage through Borrowings from certain financial institutions and through the issuance of Preferred Shares in an amount ranging from 25% to 33% of the Fund’s Managed Assets, including the proceeds of such Financial Leverage. The Fund has entered into a revolving credit agreement (the “Credit Agreement”) with BNP Paribas Prime Brokerage, International Ltd. (“BNPP”). As of                    , the Fund had outstanding borrowings under the Credit Agreement of $        million (representing approximately     % of the Fund’s Managed Assets). Additionally, the Fund currently utilizes Financial Leverage through Preferred Shares. The Fund has outstanding 2,000 shares of Series A Mandatory Redeemable Preferred Shares (“Series A Shares”) having an aggregate liquidation preference of $50 million (representing approximately    % of the Fund’s Managed Assets). The Series A Shares pay quarterly cash dividends at a rate of     % per annum and have a term redemption date of September 26, 2026. As of                    , the Fund had total Financial Leverage of $        million representing    % of the Fund’s Managed Assets. The costs associated with the issuance and use of Financial Leverage is borne by the holders of the Common Shares. Financial Leverage is a speculative technique and investors should note that there are special risks and costs associated with Financial Leverage. There can be no assurance that a Financial Leverage strategy will be successful during any period in which it is employed. See “Use of Financial Leverage” in this Prospectus.

This Prospectus Supplement, together with the accompanying Prospectus, dated            , 20    , sets forth concisely the information that you should know before investing in the Fund’s Preferred Shares. You should read this Prospectus Supplement and the accompanying Prospectus, which contain important information about the Fund, before deciding whether to invest, and you should retain them for future reference. A Statement of Additional Information, dated [             ], 20[     ], as supplemented from time to time, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the Statement of Additional Information are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may request a free copy of the Statement of Additional Information, the table of contents of which is on page [                    ] of the accompanying Prospectus, or request other information about the Fund (including the Fund’s annual and semi-annual reports) or make shareholder inquiries by calling (855) 777-8001 or by writing to the Fund at Brookfield Place, 250 Vesey Street, New York, New York 10281-1023, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s reports and the Statement of Additional Information will also be available from the Fund’s website at www.brookfieldim.com.

The Preferred Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

This Prospectus Supplement contains or incorporates by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this Prospectus Supplement, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the Distributor has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not, and the Distributor is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Beginning on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports. Instead, the reports will be made available on the Fund’s website (https://publicsecurities.brookfield.com/en), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from the Fund electronically anytime by contacting your financial intermediary (such as a broker, investment adviser, bank or trust company) or, if you are a direct investor, by calling the Fund (toll-free) at (855) 777-8001 or by sending an email request to the Fund at publicsecurities.enquiries@brookfield.com.

You may elect to receive all future reports in paper free of charge. If you invest through a financial intermediary, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Fund, you may call (855) 777-8001 or send an email request to the Fund at publicsecurities.enquiries@brookfield.com to let the Fund know you wish to continue receiving paper copies of your reports. Your election to receive reports in paper will apply to all funds held in your account if you invest through your financial intermediary or all funds held with the fund complex if you invest directly with the Fund.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Preferred Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus, especially the information set forth under the headings “Investment Objective and Policies” and “Risks.” You may also request a copy of the Fund’s Statement of Additional Information, dated [            ], 20[    ] (the “SAI”), which contains additional information about the Fund. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

The Fund	Center Coast Brookfield MLP & Energy Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company.

Management of the Fund

Brookfield Public Securities Group LLC (“Brookfield” or the “Adviser”), a Delaware corporation and a registered investment adviser under Investment Advisers Act of 1940, serves as the investment adviser and administrator to the Fund. Founded in 1989, the Adviser is a wholly owned subsidiary of Brookfield Asset Management Inc., a publicly held global alternative asset manager focused on property, renewable power, infrastructure and private equity, with over $         billion of assets under management as of             , 20    . The Adviser’s principal offices are located at Brookfield Place, 250 Vesey Street, New York, New York 10281-1023.

The Adviser generally manages its investments according to a process focused on quality and durability of cash flows. The Adviser combines the expertise of midstream and energy infrastructure operators and financial and investment professionals. The Adviser’s senior professionals include a former MLP chief executive officer and experienced investment professionals with an established track record of managing MLP investments as well as operating midstream and other energy infrastructure assets. The Adviser seeks to draw upon this unique experience to achieve a robust diligence process, structured investment process and access to a unique network of relationships to identify both public and private MLP and infrastructure investment opportunities.

Listing and Symbol	Application has been made to list the Series Shares on the . Prior to this offering, there has been no public market for Series Shares. If the application is approved, it is anticipated that trading on the under the symbol “ ” will begin within thirty days from the date of this Prospectus Supplement. Before the Series Shares are listed on the , the underwriters may, but are not obligated to, make a market in Series Shares. Consequently, it is anticipated that, prior to the commencement of trading on the , an investment in Series Shares will be illiquid.

The Offering	The Fund is offering for sale shares of % Series Preferred Shares (“Series Shares”). The Series Shares will constitute a separate series of preferred shares of the Fund. Series Shares will rank on parity with any future preferred shares and senior to our common shares with respect to dividend and distribution rights and rights upon our liquidation.

Dividend Rate	[To be provided.]

Dividend Payment Date	[To be provided.]

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Liquidation Preference	[$ per share]

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Preferred Shares.

Use of Proceeds

The Fund estimates the total net proceeds of the offering to be $[        ], based on the public offering of $         per Series                  Share and after deduction of the underwriting discount and commissions and estimated offering expenses payable by the Fund.

The Fund intends to invest the net proceeds from the offering of Series Shares under this Prospectus Supplement in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within three months after receipt of such proceeds. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue securities primarily for these purposes.

DESCRIPTION OF THE SERIES            PREFERRED SHARES

The following is a brief description of the terms of the Series                  Shares. This is not a complete description and is subject to and entirely qualified by reference to the Fund’s Statement of Preferences for the Series                  Shares (the “Statement of Preferences”). The Statement of Preferences will be attached as an exhibit to post-effective amendment number                      to the Fund’s registration statement. Copies may be obtained as described under “Additional Information”. Any capitalized terms in this section that are not defined have the meaning assigned to them in the Statement of Preferences.

[To be provided.]

CAPITALIZATION

The following table sets forth (i) the audited capitalization of the Fund as of [ ], 20[ ], and (ii) the unaudited adjusted capitalization of the Fund assuming the issuance of the [ ] Series                  Shares offered in this Prospectus Supplement. The actual size of the offering may be greater or less than what is assumed in the table below.

[To be provided.]

USE OF PROCEEDS

The Fund estimates the total net proceeds of the offering to be $        , based on the public offering of $         per Series                  Share and after deduction of the underwriting discount and commissions and estimated offering expenses payable by the Fund.

The Fund intends to invest the net proceeds from the offering of Series                  Shares under this Prospectus Supplement in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is

S-2

currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within three months after receipt of such proceeds. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue securities primarily for these purposes.

PLAN OF DISTRIBUTION

[To be provided.]

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act (File Nos. [                    ] and 811-22843). This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

FORM OF PROSPECTUS SUPPLEMENT

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